Exhibit 99.1

MEDIA RELEASE

October 15, 2004

ADVANCED POWER TECHNOLOGY WITHDRAWS REGISTRATION STATEMENT FOR PUBLIC OFFERING OF COMMON STOCK

Bend, Oregon - Advanced Power Technology, Inc. (NASDAQ:APTI), a leading supplier of high performance power semiconductors used in the conditioning and control of electrical power for both switching and RF applications, announced today that it has withdrawn its Form S-3 registration statement with the Securities and Exchange Commission relating to a proposed follow-on public offering of 3,565,000 shares of its common stock. The registration statement had not become effective and no shares were sold under this Form S-3.

The Company intended to use the offering proceeds for working capital, general corporate purposes and the possible acquisition of products, technologies or businesses complementary to the its business. As of Sept. 30, 2004, the Company had approximately $16.7 million in cash and invested securities and no debt. “With our current balance sheet structure and anticipated cash generated from operations we have the necessary liquidity to fund our working capital requirements and invest in the growth of our business,” stated Patrick Sireta, Chairman and Chief Executive Officer. “Given the decline in equity prices of a number of semiconductor companies, we now believe that is not in our shareholders’ best interest to proceed with an offering,” he added.

The Company’s third quarter earnings release is scheduled for Thursday, Oct. 21, 2004, with a conference call at 5:00 p.m. EDT.

With Operations in Bend, Oregon, Santa Clara, California, Montgomeryville, Pennsylvania and Bordeaux France, APT is a leading supplier of power semiconductors for RF, Microwave, Linear, and Switchmode Applications. For additional information on Advanced Power Technology, visit its Web site at www.advancedpower.com.

For more information contact:
Greg M. Haugen
Advanced Power Technology
Phone:	541-382-8028
Fax:	541-389-1241